Exhibit 10.30

6400 Westwind Way, Suite A

Crestwood, KY, 40014

P:(502) 241-4114

November 16, 2018

Adam Townsend

VIA EMAIL

Dear Adam:

We are pleased to extend you an offer to join Apellis Pharmaceuticals as Chief Commercial Officer. Subject to satisfaction of the conditions described in this letter, you will begin employment on November 16, 2018 (or another mutually acceptable start date). You agree to devote your full business time, attention and commercially reasonable efforts to the performance of your duties and to the furtherance of the Company’s interests, and during the period of your employment, shall not engage in any other employment, consulting or other business activity without the prior written consent of the Company.  Any exceptions must be first approved in writing by the Chief Executive Officer after consultation with the Board of Directors.

You will work from our offices in the Waltham, Massachusetts area, with travel as may be reasonably required from time to time to properly fulfill your employment duties and responsibilities. Your job responsibilities will include overseeing the successful direction, planning, and execution all aspects of Apellis’ commercial policies, objectives, and initiatives. This includes the development of life cycle marketing strategies, pre-launch development, commercialization, launch and maximization of approved products, recruitment, deployment and development of employees and the commercial success of the business globally, based on such annual targets as are agreed to by the Chief Executive Officer and you; and such other responsibilities as may be delegated to you by the Chief Executive Officer, all as may be modified from time to time by the Chief Executive Officer, so long as any such other responsibilities and modifications are consistent with the position of Chief Commercial Officer.

You will report to the Chief Executive Officer.

Your initial salary will be $31,667 per month, equivalent to an annualized base salary of

$380,000, paid in accordance with our standard payroll practices and subject to all withholdings and deductions as require by law, for your full-time efforts, of at least

40 hours per week. Your base salary will be subject to upward adjustment as determined by the Board of Directors in its sole discretion. For calendar year 2019 and thereafter, you will also be eligible for annual bonus compensation of up to 40% of your annualized base salary, based upon the achievement of performance goals established by the Board of Directors for the Company, the commercial department and you as an individual executive, after consultation with you.  Except as otherwise provided herein, you must remain continuously employed with the Company through the date of the bonus payment to receive such payment.

You will be eligible for the standard benefits package offered to every full-time employee at your level, which currently includes health insurance, LTD/ADD/life insurance, and 401(k), provided that you are eligible under, and subject to all provisions of, the plan documents that govern those programs.   You will be reimbursed for reasonable travel and other expenses incurred by you in performing your services to the Company in accordance with our reimbursement policy. You will be entitled to 20 days paid time off (PTO) for vacation, illness or personal business each full calendar year (i.e., accruing at the rate of 13.33 hours per month) in accordance with our PTO policy. Apellis reserves the right to amend, modify or terminate any of its benefit plans, policies or programs at any time and for any reason.

If your employment with the Company is involuntarily terminated for reasons other than “for Cause” or you have Good Reason to terminate your employment (each, as defined herein), then subject to your execution and nonrevocation of a release of claims substantially in the form annexed hereto, you will be eligible to receive continuation of your base annual salary for a period of time equal to six months from your termination of employment, payable in accordance with the Company’s normal payroll practices, commencing with the payroll period following the date on which such release of claims becomes fully effective and nonrevocable; provided however that such severance pay shall in all cases be fully paid no later than the last day of the calendar year following the year of your termination of employment, and, if you participate in the Company’s group insurance plans, the Company will provide you with a lump sum amount to cover COBRA premiums in an aggregate net amount equivalent to six months’ coverage, after deduction of all applicable taxes and withholdings.  Notwithstanding the foregoing, if your employment is terminated for any reason within three months of your start date, the Company will have no obligation to provide such severance pay.

For the purposes of this letter agreement, the Incentive Stock Option Agreement and any other equity award as is hereafter granted to you, the term “for Cause” shall mean:  (i) willful and continuing failure to perform your material duties following the provision of thirty (30) days prior written notice detailing such failure; (ii) willful failure to comply with any valid, material and legal directive of the Chief Executive Officer or the Board of Directors that is consistent with your duties as Chief Commercial Officer; (iii) willful engagement in dishonesty, illegal conduct or gross misconduct, which is in each case injurious to the Company; (iv)  embezzlement, misappropriation or fraud; (v) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) violation of, or material failure to comply with, any material written policy of the Company; (vii) willful unauthorized disclosure of confidential information of the Company, as provided in the Non-Competition, Non-Solicitation, Nondisclosure and Development Agreement dated November 16, 2018; or (viii) a material breach of any material obligation under this Agreement.

For the purposes of this letter agreement, the Incentive Stock Option Agreement and any other equity award as is hereafter granted to you, the term “Good Reason” shall mean any action on the part of the Company or a successor in interest not consented to in writing by you, having the following effect or effects: (A) a material diminution in your duties, authority or responsibilities; (B) a material reduction in your base salary, other than a reduction comparable to reductions generally applicable to similarly situated persons, so long as any such reduction does not exceed 10% of your base salary; (C) the Company’s requiring your ongoing and regular services to be performed at a location more than fifty (50) miles from the geographic location at which you were providing services before such requirement; or (D) the Company’s material breach of this letter agreement, the Incentive Stock Option Agreement and any other equity award as is hereafter granted to you. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) you give the Company’s Board of Directors and the Company’s Chief Executive Officer (or the Board of Directors and Chief Executive Officer of the Company’s successor in interest, if applicable) written notice specifying that such event or circumstance will give rise to a right of termination no more than 90 days after the initial existence of such event or circumstance, (y) such event or circumstance shall not have been cured within thirty (30) days following such written notice; and (z) you terminate your employment within forty-five (45) days after the end of the 30-day cure period and prior to such event or circumstance having been cured.

Subject to the approval of the Board of Directors, you will receive an option to purchase 375,000 shares of Common Stock at an exercise price equal to the fair market value as determined by the Board of Directors at the time of the grant, with such option to vest as to 25% of the underlying shares on the first anniversary of the Start Date and to vest as to the balance in equal monthly installments of 2.08% thereafter through the fourth anniversary of the Start Date.

The vesting under your option will accelerate in accordance with the “double trigger” vesting provision set forth in the Incentive Stock Option Agreement, where 100% of the unvested shares underlying the option shall vest if your employment is terminated by the Company for reason other than “for Cause” or you resign for Good Reason at any time during the 12 month period after a change of control event (as defined in the Incentive Stock Option Agreement). All forms of cash compensation paid to you as an employee pursuant to this offer letter shall be less all applicable withholdings.

This offer letter is intended to comply with Section 409A of the Internal Revenue Code ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.   If any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” and you are determined to be a “specified employee,” in each case within the meaning of Section 409A, the Company agrees to negotiate with you in good faith to appropriately and lawfully modify the contractual terms relating to such payment or benefit.

On your first day of employment, you will be given additional information about our procedures, policies, benefit programs and more.  By signing below, you represent that (i) your employment with the Company and this offer letter does not and will not violate or conflict with any obligations you may have to or any on your first day of employment, you will be given additional information about our procedures, policies, and benefit programs. We will require you, as a condition of employment, to verify your right to work in the United States and to enter into the Non-Competition, Non-Solicitation, Nondisclosure and Development Agreement on your first day of employment.  The noncompetition and nonsolicitation covenants shall run during the term of your employment and for six months thereafter.   You acknowledge that the offer of employment, the terms of employment set forth herein (specifically including the salary continuation upon a termination not for Cause or for Good Reason) and the equity award constitute adequate consideration for the covenants in the Non-Competition, Non-Solicitation, Nondisclosure and Development Agreement.   You have the right to consult with your own legal counsel for at least ten days prior to signing the agreement containing these covenants.

By signing below, you represent that (i) your employment with the Company and your execution of this offer letter does not and will not violate or conflict with agreements you may have with any former employer and (ii) you have provided the Company with all written agreements that describe any continuing post-employment obligations to any former employer. Your employment will be at-will, and this letter does not represent any guarantee of employment for any period.  If you wish to resign from your employment with the Company, we request not less than 15 calendar days’ written notice. This offer letter, along with the Incentive Stock Option Agreement, the Non-Competition, Non-Solicitation, Nondisclosure and Development Agreement and any benefit plans, constitute the complete agreement between you and the Company, contain all the terms of your employment, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship  between  you  and  the  Company  (the  “Disputes”)  will  be  governed  by Massachusetts  law,  excluding  laws relating  to  conflicts  or  choice  of  law.  You and the Company agree to submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any dispute or any claim related to any dispute. This offer of employment is contingent upon the successful completion of a background check and satisfactory reference check and upon your execution of the noncompetition, nondisclosure and development agreement.

Adam, we are excited at the prospect of your joining our team.  If this letter correctly sets forth the terms under which you will be employed by the Company, please sign this letter in the space provided below and return it to me. If you do not accept this offer by Monday, November 19, 2018, this offer will be deemed revoked. Please let me know if you have any questions.

Sincerely,

/s/ Cedric Francois

Cedric Francois, M.D., Ph.D

Chief Executive Officer

Apellis Pharmaceuticals Inc.

(502) 295-4607

cedric@apellis.com

Your employment will be at will, and this letter does not represent any guarantee of employment for any period. This offer will expire at the close of business on Monday, November 19, 2018 unless accepted by you prior to that time.

ACCEPTED AND AGREED:

/s/ Adam Townsend

Name : Adam Townsend

Date :11/16/2018